PRELIMINARY OFFERING CIRCULAR DATED November 10, 2016

Keen Home Inc.

320 W 37th Street, 15th Floor

New York, New York 10018

Tel: (844) 576-0944

www.keenhome.io

SHARES OF SERIES A PREFERRED STOCK

SEE “SECURITIES BEING OFFERED” AT PAGE 42

	Price Per Share to Public	Total Number of Shares Being Offered	Proceeds to Issuer Before Expenses, Discounts and Commissions**
Series A Preferred Shares	$ *

*The company will provide final pricing information in a final or supplemental Offering Circular.

**See the “Plan of Distribution” for details regarding the compensation payable to placement agents in connection with this offering. The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities.

The company expects that the amount of expenses of the offering that it will pay will be approximately $75,000, not including state filing fees.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the company.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately,          2016.

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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In this Offering Circular, the term “Keen Home,” “we,” “us,” “our,” or “the company” refers to Keen Home Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Company Overview

For a homeowner, their home is most often their most valuable asset—it is a place where they have heavily invested both financially and emotionally.

Keen Home develops proactive hardware and software products to protect and enhance a home's core systems. We believe that Keen Home’s products provide homeowners with increased comfort, improved efficiency, and a better maintained home.

Our Products

Keen Home invented, developed, and commercialized the world’s first smart venting product for homes with central HVAC. The Keen Home Smart Vent regulates a home’s heating/cooling airflow on a room-by-room level, which the company believes results in improved comfort and efficiency. A smarter, cheaper, and aesthetically pleasing alternative to professionally installed zoning systems a Smart Vent System gives users complete control of their home’s airflow.

Since our Smart Vents play such a vital role in managing a home’s airflow, adding air purification was a natural product extension. Our second product, the Keen Home Smart Filter, removes harmful bacteria and allergens from a home’s air. The Smart Filter is specially designed for high airflow and allows room-by-room purification without the noise, cost, and limitations of stand-alone air purifiers. Keen Home tracks its users’ airflow in real-time and can automatically fulfill replacement filters.

Keen Home has filed a utility patent on a product still under development that is designed to prevent flooding and water intrusion in basements.

Our Mission

At Keen Home we strive for a future where all homes can take care of their occupants—a future that restores one’s home to a place of peace and sanctuary.

By deploying beautiful, innovative hardware and software products at scale, Keen Home will give their users peace of mind and provide business partners valuable data.

Highlights and Metrics

•	The Smart Vent launched in Lowe’s Home Centers in November 2015 and began shipping directly to customers the following month.

•	The Smart Vent is distributed in 576 Lowe's Home Improvement Centers and 95 Best Buy stores.

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•	Keen Home has sold over 30,000 Smart Vents and grossed over $2.3M in revenue in the 12 months since initial launch.

•	Keen Home has strategic partnerships with Google’s Nest and Samsung’s SmartThings.

•	Keen Home Smart Filters were launched in August 2016 and sold out of the first production run in less than two months.

•	Keen Home’s co-founders appeared on ABC’s Shark Tank in February 2015 and received one of the highest valued offers in the show’s history from Robert Herjavec—who is now an advisor to the company.

•	Keen Home has raised more than $4.45M in financing from such high profile investors as Techstars Ventures, Galvanize Ventures, R/GA Ventures, and American Family Ventures.

The Offer

Securities offered	Maximum of shares of Series A Preferred Stock

Common Stock	5,658,670 shares
outstanding before the
Offering

Preferred Stock	2,897,691 shares
outstanding before the
Offering (1)

Preferred Stock	Shares
outstanding after the
Offering

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Use of proceeds	The net proceeds of this offering will be used primarily to cover operating expenses, including the expansion of our work force, sales, marketing and business development expenses related to the Smart Vent and development and marketing expenses of our second product, as well as the costs of the offering. The details of our plans are set forth in our “Use of Proceeds” section.

(1) Includes issued Series Seed Preferred Stock.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	Our auditor has issued a “going concern” opinion.
•	We are an early stage company and have not yet generated any profits.
•	We operate in a highly competitive market against businesses that are more established.
•	Our costs may grow more quickly than our revenues, harming our business and profitability.
•	We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Keen Home is likely to continue to be diluted.
•	The loss of one or more of Keen Home’s key personnel, or Keen Home’s failure to attract and retain other highly qualified personnel in the future, could harm our business.
•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.
•	As a growing company, we have to develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.
•	Keen Home depends on component and product manufacturing and logistical services provided by outsourcing partners, many of who are located outside of the U.S.
•	As manufacturers of internet-based devices, we may be vulnerable to hackers who may use our devices to launch distributed denial-of-service attacks.
•	If we cannot raise sufficient funds we will not succeed.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they aren’t sure we’ll be able to succeed as a business without additional financing. We have not generated profits since inception, and we have had a history of losses. We have sustained losses of $2,198,965 and $691,109 for the years ended December 31, 2015 and 2014, respectively, and have an accumulated deficit of $3,005,737 and $806,772 as of December 31, 2015 and 2014, respectively. The audit report states that the company’s ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date, and/or to obtain additional capital financing.

We are an early stage company and have not yet generated any profits.

Keen Home was formed in 2013 and made its first sales in late-2015. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. Keen Home has incurred a net loss in the last two fiscal years, and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

We operate in a highly competitive market against businesses that are more established.

All of the markets into which Keen Home’s products are and will be sold are extremely competitive, specifically, the consumer home electronics product business. Many retail outlets, including big box stores, have limited shelf space and there are many products competing for that shelf space.

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We expect competition to emerge both from existing and new companies. Keen Home believes that its ability to compete depends on many factors, some of which are beyond its control, including:

•	Market acceptance of Keen Home’s products by retailers and consumers;
•	Keen Home’s ability to attract and retain employees, quality suppliers and quality distributors;
•	Our ability to obtain shelf space at major retailers;
•	Adequate capital resources; and
•	The effectiveness of Keen Home’s advertising and marketing efforts, including the ability to create and retain a powerful brand identity.

Most of our competitors have longer operating histories and significantly greater financial, technical, distribution, marketing and sales resources. Many have established products recognized in the consumer marketplace. We cannot assure you that we will be able to compete successfully against existing or emerging competitors.

We cannot assure you that we will effectively manage our growth.

Keen Home’s employee headcount and the scope and complexity of our business have increased significantly and Keen Home expects headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relations with users, distributors, vendors, and other third parties. In the event of continued growth of the company’s operations or in the number of our third-party relationships, our information technology systems or internal controls and procedures may not be adequate to support our operations. We must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and have to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. This could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Providing Keen Home’s products is costly because of our research and development expenses and need for employees with specialized skills. We expect our expenses to continue to increase in the future as we continue to expand our product offerings and will need to hire additional employees. Historically, Keen Home’s costs have increased each year due to these factors and the company expects to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product distribution. Our expenses may be greater than we anticipate and our investments to make the business more efficient may not be successful. In addition, Keen Home may increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

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We expect to raise additional capital through equity offerings and to provide our employees with equity incentives. Therefore, your ownership interest in Keen Home is likely to continue to be diluted.

Keen Home may offer additional shares of its Preferred Stock and/or other classes of equity or debt that convert into shares of Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

The loss of one or more of Keen Home’s key personnel, or Keen Home’s failure to attract and retain other highly qualified personnel in the future, could harm our business.

Keen Home currently depends on the continued services and performance of key members of its management team. The loss of key personnel could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee that we will continue to attract the personnel the company needs to maintain its competitive position. If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing key personnel, we may be unable to grow effectively.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Keen Home relies and expects to continue to rely on a combination of confidentiality and license agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. In the United States and internationally, the company has filed various applications for protection of certain aspects of its intellectual property, and Keen Home currently holds a number of issued patents in multiple jurisdictions. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by Keen Home, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate its business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to those of Keen Home and compete with our business. If the protection of Keen Home’s proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

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Our financial results will fluctuate in the future, which makes them difficult to predict.

Keen Home’s financial results have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon the company’s past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	The company’s ability to maintain and grow its user base and user engagement;
•	The development and introduction of new products by Keen Home or its competitors;
•	Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
•	Our ability to maintain gross margins and operating margins;
•	Adverse litigation judgments, settlements, or other litigation-related costs;
•	Changes in the legislative or regulatory environment or enforcement by government regulators, including fines, orders, or consent decrees;
•	Fluctuations in currency exchange rates and changes in the proportion of Keen Home’s revenue and expenses denominated in foreign currencies; and
•	Changes in business or macroeconomic conditions.

As a growing company, we have to develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

To remain competitive and stimulate customer demand, we must successfully manage frequent product introductions and transitions.

Due to the highly volatile and competitive nature of the industries in which Keen Home competes, we must continually introduce new products and technologies, enhance existing products, and effectively stimulate customer demand for new and upgraded products. The success of new product introductions depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, our ability to manage the risks associated with new product production ramp-up issues, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and costs to meet anticipated demand, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. Accordingly, we cannot determine in advance the ultimate effect of new product introductions and transitions.

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Our main product, the Smart Vent comprises over 100 discrete components, several of which are single source with high switching costs.

There are several components of the Smart Vent that we obtain from a single source. We cannot guarantee that this source will be able to provide the necessary components going forward and switching to a different source would entail really high and possibly prohibitive costs. If we cannot obtain the components at a reasonable price, we may be forced to suspend or stop production of the Smart Vent.

Keen Home depends on component and product manufacturing and logistical services provided by outsourcing partners, many of which are located outside of the U.S.

Substantially all of our manufacturing is performed in whole or in part by a few outsourcing partners located primarily in Asia. While these arrangements may lower operating costs, they also reduce the company’s direct control over production and distribution. It is uncertain what effect such diminished control will have on the quality or quantity of products or services, or the company’s flexibility to respond to changing conditions. Although arrangements with these partners may contain provisions for warranty expense reimbursement, we may remain responsible to the consumer for warranty service in the event of product defects and could experience an unanticipated product defect or warranty liability. While the company relies on its partners to adhere to its supplier code of conduct, material violations of the supplier code of conduct could occur negatively affecting the company’s image and business.

We are subject to foreign exchange rate fluctuations.

Some of our agreements with our overseas manufacturers include and may include in the future re-pricing requirements in the event of foreign exchange rate fluctuations. This may increase our manufacturing costs and we may need to re-price our products, which could have a negative effect on our sales.

Market trends could impact our ability to maintain our business plan.

We operate in a constantly evolving field with many market participants entering and exiting the field and a number of large and powerful companies interested in investing in our core markets. We must adapt our plans to unexpected developments and may not be able to react as quickly and efficiently as some of our larger competitors. In that case, we may not be able to execute our business plan successfully.

As manufacturers of internet-based devices, we may be vulnerable to hackers who may use our devices to launch distributed denial-of-service attacks.

Our Smart Vent and future products are part of the internet-of-things product category that rely on secure and functioning web connections. In recent months, hackers have launched several attacks using devices similar to ours and resulting in severe temporary malfunctioning of these products. We cannot guarantee that our devices will not be used in such malicious attacks. This may lead to a loss of consumer confidence and may negatively impact our business.

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If we cannot raise sufficient funds we will not succeed.

For the past year, we have operated at a loss. Our net loss for 2015 was $2,198,965. Though we believe we will be able to reach profitability within the next three years, if we are unable to raise enough money in the offering and from additional sources, we will be unable to pay the costs needed for us to continue operations. Additional fundraising in the future may be offered at a lower valuation, which would dilute the interest of investors in this offering, or on more favorable terms – for example, debt financing, which could be positioned ahead of the investors in this offering in terms of seniority.

There is no current market for any of our shares of stock.

There is no formal marketplace for the resale of the Series A Preferred Stock. Shares of Series A Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and warrants, and assuming that the shares are sold at $2.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Common Shares	2013-2015	5,658,670				5,658,670	$0.0035	(3)
Series Seed Preferred Shares	2014	2,673,225	(1)			2,673,225	0.5686
Series Seed Preferred Shares (converted notes)	2014	224,466	(1), (5)			224,466	0.4549	(5)
Outstanding Stock Options	Various			712,099	(4)	712,099	0.1600	(2)
SAFE Agreement	Various			14,171	(6)	14,171	1.9759	(6)

Total Common Share Equivalents		8,556,361		726,270		9,282,631	0.1922
Investors in this offering, assuming $8 million raised		4,000,000				4,000,000	2.0000

Total after inclusion of this offering		12,556,361		726,270		13,282,631	0.7366

(1)	Assumes conversion of all issued preferred shares to common stock.
(2)	Stock option pricing is the weighted average exercise price of outstanding options.
(3)	Common shares issued for various prices ranging from $0.00 to $0.06 per share. Weighted average pricing presented.
(4)	Assumes conversion at exercise price of all outstanding warrants and options.
(5)	Convertible notes were converted at a 20% discount to the Series Seed preferred stock round, in accordance with the note terms. The table presents the effective pricing of the conversion based on the original principal and accrued interest on the note.
(6)	SAFE potential sharse calculated based on 0.0015% of current fully diluted capital. The SAFE agreement is convertible into the 0.0015% of fully diluted capitalization after inclusion of the next qualifying offering (as defined in the SAFE agreement) and therefore would result in the issuance of an unknown, but greater, number of shares.

The following table demonstrates the dilution that new investors will experience upon investment in the Company.  This table uses the Company’s net tangible book value as of December 31, 2015 of $(1,376,790), which is derived from the net equity of the Company in the December 31, 2015 financial statements. This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the Company, which assumes exercise of all options (712,099 shares) and SAFE agreement (minimum of 14,171 shares) outstanding through current.  Such conversions would provide $113,936 of proceeds and result in the issuance of 726,270 shares of common stock, which are considered in the figures used in the calculations presented in the table.

This offering would also trigger conversion of the $2,810,000 of outstanding convertible notes which contain discounted conversion features providing for conversion at the lower of the price implied by a $14,000,000 valuation cap on the fully diluted capital of the Company or a 15% discount to the offering. These conversions would further dilute investors in this offering to the extent these shares are issued at prices lower than the offering price.

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The tables present three scenarios for the convenience of the reader: a $3,000,000 raise from this offering, a $5,500,000 raise from this offering, and a fully subscribed $8,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$3 Million Raise		$5.5 Million Raise		$8 Million Raise

Price per share	$2.00		$2.00		$2.00
Shares issued	1,500,000		2,750,000		4,000,000
Capital raised	$3,000,000		$5,500,000		$8,000,000
Less: Offering costs	$(300,000)		$(487,500)		$(675,000)
Net offering proceeds	$2,700,000		$5,012,500		$7,325,000
Net tangible book value pre-financing	$(1,262,854	)(2)	$(1,262,854	)(2)	$(1,262,854	)(2)
Net tangible book value post-financing	$1,437,146		$3,749,646		$6,062,146

Shares issued and outstanding pre-financing, assuming full conversion	9,282,631	(1)	9,282,631	(1)	9,282,631	(1)
Post-financing shares issued and outstanding	10,782,631		12,032,631		13,282,631

Net tangible book value per share prior to offering	$(0.136)		$(0.136)		$(0.136)
Increase/(Decrease) per share attributable to new investors	$0.269		$0.448		$0.592
Net tangible book value per share after offering	$0.133		$0.312		$0.456
Dilution per share to new investors ($)	$1.867		$1.688		$1.544
Dilution per share to new investors (%)	93.34%		84.42%		77.18%

(1) Assumes conversion of all issued preferred shares to common stock, conversion of 712,099 outstanding stock options (providing proceeds of $113,936 to net tangible book value), and conversion of SAFE agreement at the minimum number of shares it is convertible into (additional dilution would occur from such based on the fully diluted capitalization of the Company after the offering under the agreement's terms).

(2) Net Tangible Book Value is adjusted for conversion proceeds for the outstanding stock options discussed at (1).

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 179,000 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

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On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$3 Million Raise		$5.5 Million Raise		$8 Million Raise

Price per share	$2.00		$2.00		$2.00
Shares issued	1,500,000		2,750,000		4,000,000
Capital raised	$3,000,000		$5,500,000		$8,000,000
Less: Offering costs	$(300,000)		$(487,500)		$(675,000)
Net offering proceeds	$2,700,000		$5,012,500		$7,325,000
Net tangible book value pre-financing	$(1,262,854	)(2)	$(1,262,854	)(2)	$(1,262,854	)(2)
Net tangible book value post-financing	$1,437,146		$3,749,646		$6,062,146

Shares issued and outstanding pre-financing, assuming full conversion and authorized but unissued stock options	9,461,631	(1)	9,461,631	(1)	9,461,631	(1)
Post-financing shares issued and outstanding	10,961,631		12,211,631		13,461,631

Net tangible book value per share prior to offering	$(0.133)		$(0.133)		$(0.133)
Increase/(Decrease) per share attributable to new investors	$0.265		$0.441		$0.584
Net tangible book value per share after offering	$0.131		$0.307		$0.450
Dilution per share to new investors ($)	$1.869		$1.693		$1.550
Dilution per share to new investors (%)	93.44%		84.65%		77.48%

(1) Assumes conversion of all issued preferred shares to common stock, conversion of 712,099 outstanding stock options (providing proceeds of $113,936 to net tangible book value), conversion of SAFE agreement at the minimum number of shares it is convertible into (additional dilution would occur from such based on the fully diluted capitalization of the Company after the offering under the agreement's terms), and conversion of authorized but unissued stock options of 179,000 shares (no adjustment for proceeds contemplated in the calculations).

(2) Net Tangible Book Value is adjusted for conversion proceeds for the outstanding stock options discussed at (1).

The final table is the same as the previous two, but removes the assumptions of conversion of options and SAFE agreement, and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$3 Million Raise	$5.5 Million Raise	$8 Million Raise

Price per share	$2.00	$2.00	$2.00
Shares issued	1,500,000	2,750,000	4,000,000
Capital raised	$3,000,000	$5,500,000	$8,000,000
Less: Offering costs	$(300,000)	$(487,500)	$(675,000)
Net offering proceeds	$2,700,000	$5,012,500	$7,325,000
Net tangible book value pre-financing	$(1,376,790)	$(1,376,790)	$(1,376,790)
Net tangible book value post-financing	$1,323,210	$3,635,710	$5,948,210

Shares issued and outstanding pre-financing	8,556,361 (1)	8,556,361 (1)	8,556,361 (1)
Post-financing shares issued and outstanding	10,056,361	11,306,361	12,556,361

Net tangible book value per share prior to offering	$(0.161)	$(0.161)	$(0.161)
Increase/(Decrease) per share attributable to new investors	$0.292	$0.482	$0.635
Net tangible book value per share after offering	$0.132	$0.322	$0.474
Dilution per share to new investors ($)	$1.868	$1.678	$1.526
Dilution per share to new investors (%)	93.42%	83.92%	76.31%

(1) Assumes conversion of all issued preferred shares to common stock.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company and your shareholding may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses and commissions will be approximately $7.325 million, depending on the final commission paid to SI Securities. Keen Home plans to use these proceeds as follows:

•	Approximately $3 million on operating expenses, which includes employee salaries in the amount of $2.5 million through June 2018. Of the total employee compensation, $650,000 will go towards compensation of executive officers. The remaining approximately $500,000 in operating expenses will go towards office rent and warehousing and shipping expenses. This assumes that additional future orders will be financed through a working capital line of credit or through large retail purchase orders that we have not yet obtained.

•	Approximately $2.75 million towards manufacturing, which includes $2,500,000 for our next four Smart Vent orders to be delivered between June 2017 and September 2018. The total includes additional expenses related to product improvements and distribution logistics.

•	Approximately $825,000 on product development including $125,000 on the Keen Home Smart Filter and $700,000 towards development of the company’s next product, the Keen Home Pump Monitor.

•	Approximately $750,000 on sales and marketing expenses through June 2018.

If the offering size were to be $3,000,000, then we estimate that the net proceeds to the issuer would be approximately $2,700,000. In such an event, Keen Home will adjust its use of proceeds by reducing planned growth of employee headcount, thereby reducing salaries through June 2018 by approximately $1.5M and slowing down development of our next product, saving approximately $625,000. Working capital expenses would be reduced by $1.75 million and operating expenses would be reduced by $250,000. We would also reduce our marketing budget by approximately $500,000.

Because the offering is a “best efforts” offering without a minimum-offering amount, we may close the offering without sufficient funds for all the intended purposes set out above.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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THE COMPANY’S BUSINESS

Overview

Keen Home Inc. was founded on March 15, 2013 with the goal of developing proactive software and hardware products to protect and enhance a home's core systems, first focusing on residential heating and cooling systems. Keen Home’s products are intended to provide homeowners with increased comfort, improved efficiency, and a better maintained home.

A home is often one’s most valuable possession, yet there is little real-time insight into the condition of this asset. Other expensive goods have built-in diagnostics: cars have dashboards and early-warning systems; computers have virus protection software and system health-check tools. Yet the most important and valuable purchase in people's lives remains largely un-monitored. Homeowners are five times more likely to lose $10,000 from a burst pipe than a burglary and yet they often lack a way to proactively address the health of their home's infrastructure.

Keen Home plans to build what we expect to be the world's first real-time home health dashboard. We believe that through our own hardware and partner integrations, Keen Home will pioneer the ability for homeowners to track the health of their most precious asset in real-time and proactively enhance this asset’s longevity.

Insurance companies and contractors lose out on billions of dollars due to mispriced risk or lack of customer loyalty. Utility companies are always seeking better methods for peak load management. Keen Home intends to add value to partners throughout the home ecosystem.

With a combination of innovative hardware and the Keen Home software platform, our company plans to bring a level of proactive control and deeper insight into people's most valuable asset—their home.

As a first step, we began by developing our Keen Home Smart Vent™, which retrofits residential heating and cooling vents to enable intelligent room-by-room zoning and control of heat and air conditioning.

Principal Products and Services

For our first product, we have focused on a home's heating and cooling system.

According to studies by the U.S. Department of Energy, the average U.S. household spends approximately 50% of its energy bill on heating or cooling, or about $2,000 per year. This same household has an average of two to four rooms that are overheated or overcooled at various times throughout the day. Up until now, there has been innovation in thermostat technology, but we believe that is only part of the solution. To solve this problem, we have developed our first product, the Keen Home Smart Vent.

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The Smart Vent is a wirelessly networked air vent that intelligently opens and closes to redirect airflow throughout the home. This not only increases comfort on a room-by-room level, but also reduces the run time of central heating and cooling systems by up to 30 percent according to our calculations. Keen Home filed a utility patent for its Smart Vent technology in April 2014.

Following on the success of the Smart Vent, Keen Home has launched high quality and smart air purification to the most logical location in a home—its air vents. Unlike traditional, commoditized air vent filters, the Keen Home Smart Filter is currently built using cutting edge technology, currently provided by 3M™ pursuant to an export compliance agreement (the only agreement between us and 3M™), which is specially designed for high air flow while also providing advanced filtration against common household contaminants like pollen, lint, household dust, dust mite debris, and mold spores. The Smart Filter also contains an active carbon layer to remove offensive odors and eliminate common household toxins like benzene, formaldehyde, and trichloroethylene.

Smart Filter refills “click” into a Smart Vent’s removable faceplate in a few seconds. Keen Air Care is an upcoming subscription plan that will include Smart Filter refills based on real-time HVAC usage analysis.

The Keen Home Smart Filter launched in August 2016 and Keen Air Care is expected to launch in the first quarter of 2017. In future production runs, Smart Filters will also come bundled with Smart Vents.

Technology

Smart Vent

Keen Home’s first product focuses on a home’s central heating and cooling system also known as central HVAC. The Keen Home Smart Vent is a wirelessly networked home air vent that opens and closes to intelligently redirect airflow throughout a home. A system of Smart Vents allows for room-by-room zoning of airflow, previously an extremely expensive proposition reliant on professional installation.

Much attention has recently been paid to bringing intelligence to the thermostat. But having a single point of control of temperature in the house is like having a single light switch controlling all the lights in a home--no matter how ‘smart’ that light switch is, the fact that it turns all the lights on or off at the same time, is not smart at all. The Keen Home Smart Vent is designed to eliminate hot and cold spots throughout a home and to reduce airflow to areas of the home that are unused for large periods of time. Single-family homeowners throughout North America are Keen Home’s initial target customers.

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The Smart Vent features interchangeable, designer faceplates so that users can complement their home’s decor and explore different style options. The product also has an on-unit temperature sensor, pressure sensor, and a ZigBee radio for low-power wireless communication. The Smart Vent runs on four included AA batteries for multiple years.

The Smart Vent is made in the four most common vent sizes that comprise over 70% of the U.S. and Canadian vent markets. The product retails for $84 or $89 (depending on the size) and the company recommends the average home utilize a system of 4-8 Smart Vents at the minimum to achieve enhanced comfort and energy efficiency.

To enable wireless Smart Vent control via the Keen Home smartphone app, we have developed a proprietary network bridge called the Keen Home Smart Bridge. This gateway device retails separately for $39 and also comes bundled with one or two Smart Vents as a ‘starter kit.’ Customers can purchase a second or third Smart Bridge to serve as a wireless signal booster for larger homes.

Smart Filter

Human beings consume more air daily than any other substance and chemicals and toxins are easily absorbed through the lungs. In fact, respiratory illness is on the rise in the U.S.; according to a 2011 report by the Centers for Disease Control and Prevention about one in every 12 people (some 25 million) has asthma, a 28 percent uptick since 2001. According to the EPA, our indoor environment can be up to two to five times more toxic than our outdoor environment, and in some cases, the air measurements indoors have been found to be 100 times more polluted.

The International Agency for Research on Cancer and the World Health Organization have concluded that 80% of all cancers are attributed to environmental rather than genetic factors, including exposure to carcinogenic chemicals, many of which are found in household cleaning products. According to the EPA, indoor air is the U.S.’s number-one environmental health problem.

Keen Home is bringing smart air purification to the most logical location in a home—its air vents. Unlike traditional, commoditized air vent filters, the Keen Home Smart Filter is built using 3M™ technology and specially designed for high air flow, while also providing filtration against common household contaminants like pollen, lint, household dust, dust mite debris, and mold spores. The Smart Filter also contains an active carbon layer to remove offensive odors and eliminate common household toxins like benzene, formaldehyde, and trichloroethylene.

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Keen Home announced this new product extension at Consumer Electronics Show in January 2016 and began shipping the first Smart Filters to customers in August 2016.

Taking advantage of its unique location, we believe that the Smart Filter can also be used as an odor neutralizer/fragrance diffuser and there may be co-branding opportunities in the multi-billion dollar odor neutralizing market.

Our plan is for the Smart Filters to eventually be bundled with Smart Vents, and also sold separately. We intend to give users a substantial discount for subscribing to automatic replenishment as part of our upcoming Keen Air Care subscription plan.

Under the Keen Air Care program, Smart Filter replacements are sent to users based on a real-time airflow analysis. When Keen Air Care officially launches in the fall of 2016, it will consist of one annual payment of $99 for a year of Smart Filters shipped every 90-180 days, depending on how frequently they are used (up to 12 Smart Filters per year). Smart Filters will also be available for individual purchase at $15 each on Keen Home’s website.

Starting in August 2016, Keen Air Care subscriptions have been open for reservation. This “razor blade” subscription-pricing model, one that replenishes consumables on a recurring basis (like printer ink), is increasingly being accepted by consumers as long as the annual cost remains low and the value proposition is compelling.

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The air filter/odor neutralizing markets are multi-billion dollar markets and offer strong margins. We believe this innovation will help the company move up the value chain into health-tech and increase growth while enabling a recurring revenue stream.

Voice Control

In 2017, Keen Home intends to incorporate voice control of its Smart Vents via integration with Amazon Echo and potentially Google Home. As the smart home continues to evolve, an emphasis will be placed on reducing technology barriers between the customer and the desired outcome. Voice control via the Amazon-developed Alexa API, is a natural evolution of this experience. We’ve had numerous discussions with Amazon’s Echo team and they are ready to support us when we are ready to kick off this integration.

We believe that being able to control Smart Vents with one’s voice will deliver an excellent experience for our customers.

Beyond simple voice controls, we hope to eventually leverage the general interaction with Alexa to enhance our system. For example, if a user performs any voice command in a room that we believed to be unoccupied, we would add this information into our occupancy algorithm without any direct input from the user. Additionally, we could leverage natural voice commands like “we are having guests tonight” to seamlessly adjust the airflow to the guest bedroom.

Software Development and Future Research

Strategically, we realize that Keen Home’s software will continue to add value to our customers beyond an initial hardware sale and we believe this may provide recurring revenue opportunities. Currently, we are gathering millions of real-time data points on room-by-room temperature, in-duct pressure, flow rate, and louver position. Such HVAC analytics can be useful to users, professional installers, and commercial building managers.

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Additionally, our Smart Bridge has the ability to track power draw and read smart meter data across a variety of applications. With more software bandwidth, we can start to offer appliance tracking, on/off alerts, and safety alerts to our customers. We believe we can create value since we already have a built-in installed base of customers using the Smart Bridge.

Keen Home has hardware manufacturing partners overseas and focuses most of its internal resources on sales, marketing, business development, software engineering, and developing new ideas. We believe that innovative software and services (i.e. Keen Air Care) will continue to build long-term value for the company and Keen Home’s customers.

Keen Home is exploring opportunities to collect and monetize data gathered through usage of its products while respecting the privacy of our customers. The Keen Cloud, the company’s cloud-based software asset, is always improving to collect valuable anonymized data about users’ home usage and habits. The Keen Cloud leverages machine learning and AI to create a learning feedback loop for our Smart Vent and future products. In turn, this technology allows Keen Home to share a piece of anonymized and encrypted data, which we believe can eventually be monetized. Keen Home’s API streamlines partner platform integration efforts by using a hub and spoke model (providing a single API to multiple platform partners) and adds value to the company’s IP portfolio.

Some of Keen Home partners have already expressed an interest in exploring a data-licensing model whereby Keen Home sells them data and insights.

Distribution

Keen Home sells or plans on selling its Smart Vent using a wholesale model and through three distinct channels:

1.	Platform Partners: compatible with partner smart home hubs and systems like Lowe’s Iris, Nest, and SmartThings
2.	Direct Distribution: retailers like Lowe’s and Best Buy, and e-commerce channels like Amazon, Build.com, and Newegg.com
3.	Service Providers: HVAC contractors, insurance companies, utility companies, home builders (illustrative purposes only; these service provider channels have not launched yet)

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To fulfill both direct and channel partner orders, Keen Home has contracted with Park Supply, a full-service distributor based in Denver, Colorado. Park Supply stores all inventory, manages end-to-end logistics, and processes returns on behalf of the company.

Distribution and Technical Partnerships

Lowe's Home Improvement Centers

Keen Home’s Smart Vent is currently merchandised in 576 Lowe’s stores nationwide. From November 2015 to February 2016 Lowe's displayed the Keen Home Smart Vent as the innovation product focus in the Smart Home section of 250 stores across the U.S.

Smart Vents sold at Lowe’s are tied to the company’s Iris platform, which is Lowe’s proprietary smart home management system. As such, the Keen Home Smart Bridge is not sold in Lowe’s stores. We entered into a consulting and development agreement with Lowe’s in April 2014 and we have strong support from the Lowe’s Smart Home Business Unit, which has helped promote the Smart Vent through a variety of marketing initiatives.

Nest (wholly owned by Google)

The Keen Home Smart Vent is the only ventilation system currently used in the “Works with Nest” program for the Smart Home. In early 2014, Nest Labs, Inc. was acquired by Google for $3.2 billion. A large percentage of Nest customers are potential Keen Home customers.

According to our calculations, our Nest partnership has boosted traffic to our site by approximately 15%. Additionally, we were notified by the Nest team that the Smart Vent was one of the most clicked on product out of the entire Works with Nest product line-up as of Q1 2016. Nest has rewarded us for our high click-through rate by featuring the Smart Vent in their digital storefront on their main webpage for a period of time.

Best Buy in the United States and Canada

Best Buy U.S. launched our full Smart Vent System in 95 pilot stores in July 2016. We have completed vendor agreements for Best Buy Canada, who has expressed interest in merchandising our Smart Vent alongside other Works with Nest products at their 7 flagship stores.

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Amazon Launchpad

Amazon's new startup product platform called Amazon Launchpad has been showcasing the Keen Home Smart Vent. Amazon Launchpad has given our product additional visibility on their site, especially amongst tech early-adopters.

Ecobee

Ecobee is a fast-growing company which sells a smart thermostat similar to Google’s Nest. Ecobee’s key point of differentiation is a suite of remote temperature sensors that integrate with their thermostat. Keen Home is in the process of completing an integration that will allow our system to collect data from Ecobee’s thermostat and sensors in order to more precisely control airflow. We believe this partnership will further enhance the performance of the Smart Vent System and offer us excellent co-branding and co-marketing opportunities.

Gas Technology Institute (GTI)

GTI is leading research, development and training organization providing economic value to the natural gas industry and energy markets by developing technology-based solutions for industry, government, and consumers. GTI approached Keen Home since many of their utility clients are interested in our technology. GTI’s goal is to substantiate energy saving attributes to enable utility rebates (e.g. a point of sale rebate at Lowe’s).

•	GTI’s intention is to provide a third party evaluation of the Smart Vent’s efficacy and also work with Keen Home to maximize our success in utility company pilot programs—which can often take many months to complete.
•	GTI partners with many of the largest utility companies in the U.S.

Haiku Home (subsidiary of Big Ass Fans)

The engineering team at Haiku Home has been using Keen Home Smart Vents for over a year to test the benefits of their smart fans and our vents working together. Based upon their findings, we have begun exploring an integration with their smart fan, the Haiku. Once integrated, which we expect to happen in 2017, we plan to explore selling a bundle of our product and their fans through their considerable direct sales force. There is no guarantee this co-operation will result in successful sales on time and we do not have any agreements in place with this potential partner.

iControl

iControl is a company that acts as the software back-end for the connected home platforms of many of North America’s leading companies operating multiple cable systems (i.e. Comcast, Cox, and Rogers, also known as “MSOs”). In June 2016, Comcast announced it was acquiring iControl. We have begun the process of integrating with iControl to attain their OpenHome certification. This certification requires software integration as well as product functionality testing. Once we are certified (planned for 2017), we can proceed to integrate with and distribute products through Comcast, Rogers, and other partner MSOs. We do not currently have any agreements in place with iControl.

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Pro Channel partners

Over 100 HVAC distributors, HVAC contractors, builders, architects, and smart home installers (the “pro channel”) have contacted Keen Home expressing interest in distributing the Smart Vent. To build out this pro channel, we have already identifed 10pro channel partners to kick off a pilot program. Utilizing this program, we will finalize commission structures, partner training paradigms, and co-marketing initiatives. Keen Home plans on commencing this pilot program in early 2017. We do not currently have any agreements in place with these potential partners, but we have had numerous communications with several potential early partners.

Market

According to studies by the EPA, heating and cooling costs represent half of a typical U.S. home’s energy bill, or approximately $2,000 a year. A U.S. Energy Information Administration study indicated that this typical home has an average of 2-4 rooms being overheated or overcooled at various times. In the past, there was no easy way to control the airflow a room receives from a central heating or cooling system. We believe that Keen Home’s distributed system of Smart Vents can help address these problems. According to our research and calculations, by efficiently closing and opening vents in these over-conditioned temperature rooms, homeowners can reduce their home’s HVAC operation time by up to 30%.

According to the 2009 Census, there are 97 million homes in the U.S. with a central HVAC system. Keen Home’s calculations indicate that with an average of 4 rooms over-conditioned at various times, the market is estimated to be at least 360 million rooms with air vents at suboptimal temperatures in the United States alone. With U.S. and Canadian residential Wi-Fi penetration and new home construction steadily increasing, these numbers continue to rise.

Our Market

Connected Home Market

According to a 2014 research report from CEA and Parks Associates, estimated total shipments of smart home devices will near 36 million by 2017.

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According to these projections, connected-home device sales will produce over $61 billion in revenue in 2015. The plan indicates that number will climb at a 52% compound annual growth rate to reach $490 billion in 2019.

In addition to mass-market homeowners, Keen Home is initially targeting North American homeowners who own at least one connected device. This early adopter group has shown a high level of education around the connected home as well as a willingness to pay for connected devices. Our distribution through tech-centric sites like Newegg.com and Amazon.com and our current digital marketing efforts help us target this early adopter demographic.

We believe that over time, our Smart Vent System will provide basic HVAC diagnostic information. There are millions of HVAC service calls made in the United States and Canada each year. The insight provided by our Smart Vents can provide targeted lead generation for HVAC contractors—alerting them to potential issues with a customer’s heating or cooling system. Rather than low-efficiency outreach methods (like cold calls or mailers), contractors can potentially leverage the Smart Vent platform to generate better quality outreach. Partnering with HVAC professionals would provide Keen Home with an educated, mobile sales force and a recurring revenue opportunity (through lead generation revenue sharing). We do not currently have any agreements in place with any HVAC professionals and currently we only perform basic HVAC health checks, however we have had discussions with numerous professionals who see potential in our products.

Industry Growth and Strategy

Connected-home device shipments are projected to grow at a compound annual rate of 67% over the next several years, and hit 1.8 billion units shipped in 2019, according to BI Intelligence estimates.

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We expect the connected home market will continue to see significant growth in the coming years for a few reasons:

•	As energy costs continue to rise, consumers will look for ways to offset these increases.
•	Connected home technologies continue to advance and become more affordable and prevalent.
•	The continued participation of large, trusted companies (e.g. Apple, Google, Samsung, and ADT) in the market.
•	Wireless protocols and security standards continue to converge and improve.

Keen Home has a pipeline of products and services we plan to develop, which we believe will incrementally contribute to enterprise value. The company’s next areas of focus may be a device and managed services that enable flood prevention and a device that provides water quality insight and leak prevention

According to the research firm Strategy Analytics, smart home managed service revenues will grow to $39 billion by 2019 in the U.S. alone.

Traction

We have entered into an agreement with the retail giant Lowe’s whereby they have agreed to purchase 35,000 Smart Vent units over a three-year period. We believe that this contract gives Keen Home commercial credibility and a revenue backstop as we seek to expand distribution to additional retailers and other channels.

Since appearing on the popular television show, Shark Tank, Keen Home has benefited from increased brand visibility on the national stage. In addition to the sustained increase in our daily web traffic, we have received hundreds of inbound partnership requests from retailers, HVAC pros, homebuilders, architects, commercial building owners, international organizations, and many other potential strategic partners. This pipeline of demand is extremely encouraging and informs our hiring plans to build out a sales organization.

Further, high profile partnerships with Nest (Google), Amazon, SmartThings (Samsung), and Securifi have boosted Keen Home’s reputation in the connected home space. Moreover, it is encouraging that Keen Home is continually approached to complete more technical integrations and as such, there are several high-profile companies that are on our integration roadmap for 2017 (e.g. Apple HomeKit, Ecobee, IFTTT, Wink, and Honeywell Lyric). Growing our software development team will allow us to tackle these integrations and build more traction amongst early adopters/fast followers.

We have expanded our retail footprint in the latter half of 2016 by launching in Best Buy stores. We have not made any profit so far due to high R&D and infrastructure costs. We believe that if we can maintain our momentum, we will increase  product awareness, expand our product pipeline, expand distribution into professional channels and internationally, and ultimately increase our revenues. We believe that our margins will improve and profitability will increase with scale. Of course, we will most likely need to raise more funds to fuel rapid growth.

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Competition

At the moment, there are no direct product competitors in Smart Vent space. However, Keen Home is competing for the consumer’s discretionary spending budget on smart home products (i.e. “a share of the wallet”).

Many companies operate in the home products market in the wider sense:

•	Nest - Nest‘s first product was a “smart” home thermostat that would adjust the temperature around the house based on a common set of centralized controls. In addition to their learning thermostat, Nest currently offers a connected smoke detector and a suite of home security cameras. These products may be designed to allow Nest to position their platform as the centerpiece of the smart home. Nest and Keen Home are strategic partners, and not competitors at this time. Keen Home is the exclusive vent partner for Nest in its "Works with Nest" program. We do not have a formal agreement with Nest, but we are prominently featured on the Nest website as a partner.

•	Wink - Wink has tried to position itself as a controller of smart devices as a smart home platform. In September 2015, Wink’s parent company Quirky filed for bankruptcy and sold Wink to Flextronics. Wink is still operating and recently announced a new Wink 2 hub.

•	Canary - Canary is a home security platform that is based on one original piece of hardware. Canary has also launched an indoor/outdoor security camera.

•	Ring – Ring is a home security platform that is centered around a doorbell camera and other related security products.

•	August – August is a home security platform that is centered around a connected deadbolt cover and other related security products, including a doorbell camera and smart keypad.
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•	Rachio – Rachio makes and sells a Wi-Fi smart sprinkler control system through many of the same channels as Keen Home (retail and e-commerce). The company plans on expanding into products that promote residential water sustainability.

•	Reactive Products – Many competitors have created products such as automated lighting triggered by motion. These devices react to stimulus rather than proactively predicting user behaviour to more intelligently control the home environment.

•	Platform Solutions – We believe the platform race is being run and won by very large tech companies like Samsung (SmartThings), Google (Nest), and Apple (HomeKit). Rather than compete with these platforms, we intend to integrate with them in addition to carving out our own niche platform in the home infrastructure space.

Currently, there are no other Smart Vent-like products in the market. As a rule, we do not consider pre-market companies/products competition since they do not understand the complexities and challenges with bringing a quality product to market at scale.

We are aware that a startup company, Ecovent, has designed a whole-home temperature retrofit system with an average price point of $1,500-3,000. This is in contrast to the Keen Home Smart Vent System, which has an average cost of $350-550. Ecovent was originally slated to launch their product in December 2015 but this timeline was not met. While Ecovent has begun shipping to select HVAC distributors, as of October 2016, their units have yet to be deployed in homes on a larger scale. It is unclear whether Ecovent will directly compete with us with a consumer-facing product designed for scale.

Intellectual Property

A utility patent has been filed on the Smart Vent that covers everything from hardware design, power management, and environment control algorithms. Keen Home has also filed a utility patent for its second product, a sump pump management and monitoring device. There has been no official response on either utility patent from the U.S. patent office and Keen Home has retained IP legal counsel. Keen Home has also filed a provisional patent for its Smart Filter product.

Keen Home has filed for trademark protection on the name “Keen Home.”

Manufacturing and Suppliers

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CEL, Uneka and Ryder Industries are our top three suppliers by spending. Our Smart Vent comprises over 100 discrete components, several of which are single source with high switching costs. We have a dedicated supply chain team at our manufacturer’s headquarters that plans the purchasing and storage of long lead-time components.

Keen Home depends on component and product manufacturing and logistical services provided by outsourcing partners, many of who are located outside of the U.S.

Like many connected device startups, substantially all of Keen Home’s manufacturing is performed in whole or in part by a few outsourcing partners located primarily in Asia. While these arrangements may lower operating costs, they also reduce Keen Home’s direct control over production and distribution. It is uncertain what effect such diminished control will have on the quality or quantity of products or services, or Keen Home’s flexibility to respond to changing conditions. Although arrangements with these partners contain provisions for warranty expense reimbursement, Keen Home may remain responsible to the consumer for warranty service in the event of product defects and could experience an unanticipated product defect or warranty liability. While Keen Home relies on its partners to adhere to its supplier code of conduct, material violations of the supplier code of conduct could occur.

We try to mitigate most supply chain risk with safety stock or end of life requirements from the suppliers. At higher volumes we will spin up an effort to qualify alternate sources on commodities and allow our manufacturer, Ryder Industries, to source based on market conditions.

Employees

The company currently has 9 full-time employees.

Research and Development

In 2015 and 2014, we have spent $270,035 and $224,308, respectively, on Research & Development.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

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THE COMPANY’S PROPERTY

We do not own any significant real property. We lease our headquarters in New York, New York as well as warehouse space in Denver, Colorado. We wholly own purpose-built tools, machinery and fixtures used in the manufacture of our products, which are valued in excess of $340,000. The vast majority of these assets reside at a third-party manufacturer in China under consignment. While Keen Home reserves the right to relocate, sell-off, dispose of or modify these assets; the assets are largely suited to the production of specific Keen Home products.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Keen Home Inc. was incorporated in Delaware on March 15, 2013 and began generating revenues in 2015. The company has never realized net profits and has been operating at a net loss since inception.

Our net revenues totaled $1,155,267 in 2015 compared with $0 in revenues in 2014. Our revenue is derived exclusively from sales of the Smart Vent. Since appearing on ABC’s Shark Tank in February 2015, Keen Home has sold more than 30,000 Smart Vents to over 3,000 individual customers and retailers Lowe’s and Best Buy. This equates to over $1.5 million of revenue to date with an average order value of $325 per customer and an average of 4.8 Smart Vents purchased per customer. Website traffic to keenhome.io has increased by 10 times over the last year and is now at an average of 200,000 page-views per month.

Our net revenues for the six months ended June 30, 2016 was $839,912, compared to $0 for the six months ended June 30, 2015. We attribute this increase to increased sales of our Smart Vents through retail and e-commerce distribution channels. The Smart Vent launched in November 2016. All sales prior to that period were pre-orders.

Cost of net revenues totaled $862,466 in 2015 and $0 in 2014 when we had not yet generated revenues. Cost of revenues for the six months ended June 30, 2016 was $708,285 compared to $0 for the six months ended June 30, 2015. We attribute this increase to increased expenses relating to the manufacturing and sales of the Smart Vent including expedited shipping costs and pre-order fulfillment expenses.

Operating expenses totaled $2,458,152 in 2015 and $695,309 in 2014, an increase of $1,762,843 or about 254%. The primary components of this increase were:

●	An increase in compensation and benefits expenses from $286,537 in 2014 to $1,104,164 in 2015, a 285% increase, due primarily to our need to hire employees with the knowledge to work on the development and marketing of the Smart Vent.
●	An increase in sales and marketing expenses from $72,148 in 2014 to $466,079, in 2015, a 546% increase associated with first successful sales efforts of the Smart Vent.
●	An increase in professional fees from $42,605 in 2014 to $322,708 in 2015, a 657% increase due to additional fees paid in connection with capital raising, intellectual property filings, and general corporate matters.

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For the period from January to June 2016, operating expenses were $1,201,321 compared with $897,315 for the period from January to June 2015, a 34% increase. We attribute these changes primarily to an increase in compensation and benefits due to a higher headcount, increased sales and marketing expenses relating to the Smart Vent and increased payments to contractors involved with software and app development. In addition, our shipping expenses increased significantly with our increased sales of our Smart Vents.

As of June 30, 2016, the company had 9 full-time employees representing approximately $80,000 in monthly operating expenses. By January 2017, we plan to have 10 full time employees, representing approximately $80,000 in monthly operating expenses. This hire will increase the size of our sales and marketing team. We anticipate further increases in compensation and benefits as we adjust current salaries to market rates in order to reward and retain our talent.

Our net loss totaled $2,198,965 in 2015 compared with a net loss totaling $691,109 in 2014. Our net loss was primarily driven by our increase in operating expenses related to Smart Vent product development, manufacturing and sales and marketing.

Our net loss for the six months ended June 30, 2016 was $1,114,003, compared to $797,135 for the six months ended June 30, 2015. This increase is due to added costs related to manufacturing and sales of the Smart Vent, marketing costs, additional professional fees and an increase in compensation and benefits for our employees.

Although Keen Home is not currently profitable, we expect to reach profitability in 2018 based on sales of Smart Vents and development and sales of additional products such as the Smart Filter and our forthcoming Pump Monitor product. We plan to develop our product pipeline, expand distribution into professional channels and internationally, and explore B2B sales. If we manage to achieve this, our cost of goods sold will decline and profitability should increase with the larger scale of production and increased sales.

Liquidity and Capital Resources

On October 6, 2016, we entered into a loan agreement with an investor in the amount $300,000. The principal amount, together with accrued and unpaid interest of 16%, is due and payable on May 5, 2018. We do not currently have any other significant loans or available credit facilities.

We have issued preferred stock in reliance on Regulation D of the Securities Act to several accredited investors in a Series Seed offering. As of December 31, 2015 a total number of 2,897,691 shares of preferred stock were issued and outstanding. As of June 30, 2016, there were still 2,897,691 shares of preferred stock outstanding.

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In addition, as of September 1, 2016, we have issued Convertible Notes to 20 investors in a total amount of $2,810,000. Fourteen of these Convertible Notes were issued Between July and December 2015. The remaining Convertible Notes were issued in an offering closed on September 1, 2016. These notes will convert into preferred securities in the event of a future qualified equity financing.

During the year ended December 31, 2015 we entered into a SAFE Agreement (Simple Agreement for Future Equity) with a third party in exchange for professional services valued at $28,000. This gives the holder certain rights to obtain the company’s shares in the event of a future equity financing.

Trend Information

There are several trends affecting and shaping the connected home industry:

•	As energy costs continue to rise, consumers are looking for ways to offset these increases.
•	Connected home technologies continue to advance and become more affordable and prevalent.
•	The participation of large trusted companies (e.g. Apple, Google, Samsung, and ADT) in the market.
•	A barrier to adoption is technological fragmentation within the connected home ecosystem. Currently, there are many networks, standards, and devices being used to connect the smart home, creating interoperability problems and making it confusing for the consumer to set up and control multiple devices. Until interoperability is solved, consumers may have difficulty choosing smart home devices and systems.
•	“Closed ecosystems” are the short-term solution to technological fragmentation. Closed ecosystems are comprised of devices that are compatible with each other and that can be controlled through a single point.
•	Security protocols and standards are still being developed and codified.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Executive Officers:
Ryan Fant	Co-Founder and COO	32	March 2013	Full-time
Nayeem Hussain	Co-Founder and CEO	33	March 2013	Full-time
William McLeod	Co-Founder and Chief Product Officer	30	May 2013	Full-time
Nathan Meryash	Chief Technology Officer	32	July 2014	Full-time
Gregg Altschul	Chief Information Officer	35	October 2014	Full-time
Directors:
Ryan Fant	Director	32	March 2013	Full-time
Nayeem Hussain	Director	33	March 2013	Full-time
Edward Pizzarello	Director	41	Indefinite, appointed May, 2014

Nayeem Hussain

Co-Founder & CEO, Director

Nayeem Hussain is a natural leader and entrepreneur with a decade of industry experience. He has spent his career focusing on capital raising, corporate development/strategy, and financial analysis first at Prudential Financial from June 2005 thru March 2007 and then at Loral Space & Communications from March 2007 thru August 2011. Nayeem left his position for graduate studies at NYU, and received his MBA in May 2014. Nayeem brings his skill set and a strong passion for tech as the CEO of Keen Home, a position he has held since founding the company in March 2013. At Keen Home, Nayeem directs firm-wide vision, business development, strategic partnerships, capital raising, and investor relations.

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Nayeem is also a Program Leader and Fellow of the Startup Leadership Program, a selective global training program and lifetime network for outstanding founders and innovators.

Nayeem holds a B.S. in Finance and Economics from the Pennsylvania State University and an MBA from the New York University Stern School of Business, where he was a class leader.

Ryan Fant

Co-Founder & COO, Director

Ryan Fant has over three years of new venture experience as a co-founder of a managed service provider of waste solutions along with four years consulting Fortune 500 manufacturing and distribution companies. Before co-founding Keen Home in March 2013, he was an associate at Academy Securities, a boutique investment bank from January 2012 to March 2013 where he was responsible for leading buy and sell side engagements in addition to banking advisory services across the aerospace, defense, and energy sectors.

Ryan’s most relevant previous experience was as a Co-Founder of Solutions 360, a managed service provider of waste services. This firm utilized technology to match local and regional waste firms with national companies facing complicated waste issues. The solutions focused on right-sizing service levels while retaining a focus on sustainability.  Ryan was a Co-Founder and Director of Business Development at Solutions 360 from October 2010 to September, 2012.

As a visionary and innovator, Ryan is on the front lines of strategic direction at Keen Home. Additionally, Ryan leverages his operational experience and Six Sigma Black Belt certification to concentrate on production and quality control.

Ryan holds a B.S. in Business Administration from the University of Illinois and an MBA from the New York University Stern School of Business.

William McLeod

Co-Founder & Chief Product Officer

Will McLeod is a Mechanical Engineer/Product Designer who was recently named one of Forbes “30 Under 30.” Will has over five years of business experience and his first startup successfully exited this year - a smart-glass technology company, SmarterShade Inc., which created an affordable technology to make windows tint on command. This patented technology uses simple, existing manufacturing methods and can be produced for a fraction of the cost of existing smart glass technologies. As the founder of SmarterShade, Inc., Will led technology research from June 2007 to January 2013. As Keen Home’s Chief Product Officer, Will leads the company’s product development efforts. Will has held this position since May 2013. Will also drives the company’s IP and grant strategy.

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Will has studied entrepreneurship, and optics to supplement his M.S., B.S. and B.A. degrees from the University of Notre Dame. He has been successful in winning more than a dozen business plan competitions, federal and local grants, and other fundraising efforts that have totaled more than $6 million in funding.

Gregg Altschul

Chief Information Officer

Gregg Altschul is a full stack Software Engineer and Technical team-lead with over a decade of experience building and overseeing the development of software solutions ranging from consumer web products to mission-critical enterprise systems. Gregg has founded several startups and has led teams at some of the largest financial institutions in the world.

Gregg brings his wealth of expertise, entrepreneurial spirit and passion for the Internet of Things as the Chief Information Officer of Keen Home, where he leads the development of a next generation software platform that will transform the way people live in their homes.  Gregg has been at Keen Home since October 2014. Prior to joining Keen Home, Gregg was a Co-Founder at Radiuus, a location-based services company from April 2012 to April 2013. Prior to founding Radiuus, Gregg served as a Vice President at BlackRock from August 2007 - 2012, where he managed a team of engineers and business analysts in the company’s Portfolio Analytics Automation Group. Gregg holds a B.S. in Software Engineering from Ithaca College.

Nathan Meryash

Chief Technology Officer

Nathan joined Keen Home as the business’s first non-founder employee in May of 2014. He has been responsible for taking Keen Home’s first product line of Smart Vents and Smart Bridges from prototype through to the designs that are mass produced by the tens of thousands per batch. In addition to overseeing hardware, firmware and production line development in the US and Asia; Nathan is responsible for Keen Home’s overseas manufacturing, supply chain and regulatory affairs. Nathan most recently has been monitoring customer success with the product.

Prior to Keen Home, Nathan founded Quirky’s (including subsidiary Wink) electrical engineering group (from December of 2012 until 2014) and additionally built out joint development teams through a mix of internal hiring and by engaging original design manufacturers (ODMs) in Taiwan, Hong Kong and Southern China.

Nathan spent four years (2006 – 2010) prior to business school (and a short stint in private equity consulting) as a Sr. Electrical Engineer at Motorola. At Motorola, Nathan served as the resident battery and power management expert for the Mobile Computing division formed through the $3.9B acquisition of Symbol Technologies. It was during this time that Nathan gained experience managing dozens of global engineering projects with Japanese, Korean, Taiwanese and Chinese suppliers. Nathan has since made well over 30 round trips to Asia in support of product development and manufacturing in the realm of smart hardware.

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Nathan’s formal education includes an MBA in Entrepreneurship and International Management from Boston University (Questrom School of Management), a BS in Electrical and Computer Engineering with Distinction from Worcester Polytechnic Institute (WPI) and certificates in Six Sigma (Motorola and BU) and Mandarin Chinese (Beijing Language and Culture University). Nathan has also taken courses on management economics (Harvard University ’10), computer science (online ‘16) and photo realistic cast drawing (Grand Central Atelier ‘15).

Edward Pizzarello

Director

Edward Pizzarello, Chief Operating Officer of RMR Capital, LLC has served in that role since 2009. His primary responsibilities involve researching investment targets for RMR Capital, providing oversight and advice to companies within the portfolio and day-to-day operations oversight of the company’s wholly owned business units.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2015, we compensated our executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) (1)	Total compensation ($)
Ryan Fant	COO	$90,000	$0	$90,000
Nayeem Hussain	CEO	$90,000	$0	$90,000
Nathan Meryash	CTO	$110,000	Stock Options (2)	$110,000
Gregg Altschul	CIO	$105,000	Stock Options (3)	$105,000
William McLeod	CPO	$85,000	$0	$85,000

(1) The executives received medical and health benefits, generally available to all salaried employees.

(2) Nathan Meryash has been granted stock options amounting to 260,473 shares, which on a fully diluted basis represents 2.76% of the company’s common stock.

(3) Gregg Altschul has been granted stock options amounting to 245,634 shares, which on a fully diluted basis represents 2.6% of the company’s common stock.

For the fiscal year ended December 31, 2015, the three directors of the company, Nayeem Hussain, Ryan Fant, and Edward Pizzarello, were not compensated for their services as directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of class	Beneficial owner	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class on a fully diluted basis
Common	Ryan Fant	320 W 37th St, 15th Fl New York, NY 10018	2,875,000	0	30.36%
Common	Nayeem Hussain	320 W 37th St, 15th Fl New York, NY 10018	2,125,000	0	22.44%
Common	All executive officers and directors as a group	320 W 37th St, 15th Fl New York, NY 10018	5,319,150	0	56.16%
Series Seed Preferred	RMR KH, LLC (1)		439,676		15.17%

(1) RMR KH, LLC is the lead investor in the Series Seed Preferred Shares offered by the company. Edward Pizzarello, director of Keen Home, is an affiliated person for the company and was nominated as director by RMR.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We have not entered into any transactions in which the management or related persons have interest in outside of the ordinary course of our operations.

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SECURITIES BEING OFFERED

General

The company is offering Series A Preferred Stock to investors in this offering.

The following description summarizes important terms of the company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and its Bylaws. Copies of the bylaws have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of Keen Home’s capital stock, you should refer to its Amended and Restated Certificate of Incorporation, and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, Keen Home’s authorized capital stock will consist of         shares of Common Stock, $0.0001 par value per share, and shares of Preferred Stock, $0.0001 par value per share, of which 2,897,691 shares are designated Series Seed Preferred Stock, and 10,000,000 are designated as Series A Preferred Stock.

The total number of authorized shares of common stock of Keen Home Inc. is 10,000,000, the total number of series seed preferred stock authorized is 3,000,000, and total number of employee stock options authorized is 891,099.

As of September 30, 2016, the outstanding shares and options included:

•	5,658,670 shares of Common Stock are issued, outstanding and fully vested;
•	2,897,691 shares of preferred stock designated as Series Seed Preferred Stock have been issued and are outstanding;
•	712,099 employee stock options have been committed pursuant to the 2014 Stock Options Plan.

Series A Preferred Stock

General

The company has the authority to issue 10,000,000 shares of Preferred Stock designated as “Series A Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A Preferred Stock first receive, simultaneously with the holders of the Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend

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on each outstanding share of Series A Preferred Stock in an amount at least equal to:

●       In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock was would equal the product of:

o       The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o       The number of shares of Common Stock issuable upon conversion of a share Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●       In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred stock determined by:

o       Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o       Multiplying such fraction by an amount equal to the Series A Original Price ($__ per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A Preferred Stock would affect the holders of the Series A Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock. The holders of Series A Preferred Stock are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Series A Preferred Stock agrees that, in the event the Company’s Board and the holders of a majority of the Company’s voting stock vote in favor of a sale of the company, then such holder of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the Company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A Original Issue Price by the Series A Conversion Price (originally $[ ] per share). The Series A Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

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Anti-Dilution Rights

Holders of Series A Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the company’s Preferred Stock, as detailed in the company’s Amended and Restated Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors subject to the terms of the Voting Agreement dated May 2, 2014 among common shareholders and holders of the Series Seed Preferred Stock.

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Series Seed Preferred Stock

The company has authorized the issuance of one series of Preferred Stock. The series are designated Series Seed Preferred Stock.

Dividend Rights

Holders of Series Seed Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Corporation in such calendar year. No distributions shall be made with respect to the Common Stock in any calendar year unless (i) dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid and (ii) each share of Preferred Stock shall have received during such calendar year total dividends in an amount per underlying share of Common Stock equal to or greater than the amount of dividends per share declared or paid on the Common Stock for that calendar year. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

The non-cumulative dividend rate is an annual rate of $0.0227 per share for Series Seed Preferred Stock.

Voting Rights

Each holder of Series Seed Preferred Stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Preferred Stock were converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. These matters include any vote to:

•	Adversely change rights of the Series Seed Preferred Stock;
•	Change the authorized number of shares of capital stock;
•	Authorize or create or issue or obligate itself to issue any new class or series of equity security having rights, preferences or privileges senior to or on a parity with the Series Seed Preferred Stock;
•	Voluntarily liquidate or dissolve or enter into any transaction or series of related transactions deemed to be a liquidation event;
•	Amend or waive any provision of the Certificate of Incorporation or Bylaws;
•	Change the size of the Board of Directors;
•	Purchase or redeem any of the capital stock other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or services at the lower of the original purchase
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price of such shares of capital stock or the then current fair market value thereof;

•	Declare or pay any distribution with respect to the Series Seed Preferred Stock or Common Stock;
•	Issue debt in excess of $250,000;
•	Make any voluntary petition for bankruptcy or assignment for the benefit of creditors; or
•	Enter into any exclusive license, lease, sale, distribution or other disposition of all or substantially all of its intellectual property.

In addition, Series Seed Preferred Stockholders have specific rights in accordance with the Voting Rights Agreement dated May 2, 2014 among common shareholders and holders of the Series Seed Preferred Stock. This includes the right of RMR KH, LLC to appoint one member of the company’s Board of Directors.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Series Seed Preferred Stock are entitled to liquidation preference superior to holders of the Common Stock in accordance with the Amended and Restated Certificate of Incorporation. In the event of any liquidation event, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive on a pari passu basis and prior and in preference to any distribution of any of the assets of the company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the greater of (i) the liquidation preference specified for such share of Preferred Stock plus all declared but unpaid dividends (if any) on such share of Preferred Stock or (ii) the amount each share of Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted into shares of Common Stock immediately prior to such event. If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to Section 3(a) of the Amended and Restated Certificate of Incorporation.

The Series Seed Preferred Stockholders are entitled to a liquidation preference over common stockholders at the preferred stock purchase price ($0.57) per share.

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Rights and Preferences

The Series Seed Preferred Stock is convertible into the Common Stock of the company as provided by Section 4 of the Amended and Restated Certificate of Incorporation. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of Keen Home or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, as defined in the Amended and Restated Certificate of Incorporation.

In certain instances, the Preferred Stock will be subject to an automatic conversion event in accordance with the terms of the Amended and Restated Certificate of Incorporation. These include a (i) Qualifying IPO, as defined in the therein or (ii) upon the receipt by the company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis.

Holders of our Series Seed Preferred Stock have a right of co-sale and a right of first refusal to purchase shares in new securities the company may propose to sell after the date of that agreement. The right of first refusal in the agreement will end if the company makes an initial public offering.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to ____ shares of Series A Preferred Stock, as described in this Offering Circular. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per
Share
Public offering price
Placement Agent commissions
Proceeds, before expenses, to us

Placement Agent Warrants

The company has agreed to issue to SI Securities, LLC, for nominal consideration, a warrant to purchase up to a total of       [5] % of the shares of Series A Preferred Stock. The shares of Series A Preferred Stock issuable upon exercise of this warrant will have identical rights, preferences, and privileges to those being offered by this Offering Circular. This warrant will (i) be exercisable at %       of the per share public offering price; (ii) be exercisable until the date that is 5 years from the qualification date of this offering; (iii) contain automatic cashless exercise provisions upon a liquidity event or expiration; (iv) contain customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and will not be callable by the company; (v) contain customary reclassification, exchange, combinations or substitution provisions (including with respect to convertible indebtedness); and (vi) contain other customary terms and provisions. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a share dividend, or the company's recapitalization, reorganization, merger or consolidation.

This warrant has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither this warrant nor any securities issuable upon exercise of this warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualification economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2). In addition, this warrant grants its holders “piggyback” registration rights for periods of seven years from the qualification date of this offering.

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Other Terms

The company is obligated to reimburse SI Securities, LLC for up to a maximum amount of $____ in actual accountable out-of-pocket expenses.

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, SI Securities, LLC may engage selling agents in connection with the Offering to assist with the placement of securities.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to the company for its use.

In order to invest you will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, Subscription Agreement, and any other relevant exhibit attached thereto.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales, funds raised in any offerings from accredited investors.

49

FINANCIAL STATEMENTS

Keen Home Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2015 and 2014

KEEN HOME INC.

To the Board of Directors of

Keen Home Inc.

New York, New York

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Keen Home Inc., which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keen Home Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that Keen Home Inc. (the “Company”) will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained net losses of $2,198,965 and $691,109 for the years ended December 31, 2015 and 2014, respectively, and has an accumulated deficit of $3,005,737 and $806,772 as of December 31, 2015 and 2014, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

November 10, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

KEEN HOME, INC.

BALANCE SHEETS

As of December 31, 2015 and 2014

	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$402,180	$903,061
Accounts receivable	342,696	-
Inventory	566,739	-
Prepaid expenses	365	3,235
Total Current Assets	1,311,980	906,296

Non-Current Assets:
Property and equipment at cost, net	391,116	12,506
Intangible Asset at cost, net	5,413	-
Deposits	53,800	-
Total Non-Current Assets	450,329	12,506

TOTAL ASSETS	$1,762,309	$918,802

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Liabilities:
Current Liabilities:
Accounts payable	$382,362	$26,014
Accrued expenses	28,667	32,371
Deferred revenue	444,683	14,625
Deferred rent	15,176	-
Reserve for returns and allowances	8,133	-
SAFE agreement liability	28,000	-
Pending investment	-	40,000
Convertible notes payable	2,200,000	-
Accrued interest on convertible notes payable	26,665	-
Total Current Liabilities	3,133,686	113,010

Total Liabilities	3,133,686	113,010

Stockholders' Equity (Deficiency):
Series Seed Convertible Preferred Stock, $0.0001 par, 3,000,000 shares authorized, 2,897,691 shares issued and outstanding, liquidation preference of $1,651,684 as of each December 31, 2015 and 2014.	289	289
Common Stock, $0.0001 par, 10,000,000 shares authorized, 5,658,670 and 5,658,670 shares issued and outstanding 4,031,158 and 2,284,704 vested as of December 31, 2015 and 2014, all respectively.	566	566
Additional paid-in capital	1,633,505	1,611,709
Accumulated deficit	(3,005,737)	(806,772)
Total Stockholders' Equity (Deficiency)	(1,371,377)	805,792

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$1,762,309	$918,802

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KEEN HOME, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2015 and 2014

	2015	2014

Net revenues:
Sales revenues	$1,005,267	$-
Grant Income	150,000	-
Total Net Revenues	1,155,267	-
Cost of net revenues	866,502	-
Gross Profit	288,765	-

Operating Expenses:
Compensation & benefits	1,104,164	286,537
General & administrative	565,201	294,019
Sales & marketing	466,079	72,148
Professional fees	322,708	42,605
Total Operating Expenses	2,458,152	695,309

Loss from operations	(2,169,387)	(695,309)

Other Income (Expense):
Interest expense	(29,765)	-
Interest income	7	-
Non-operating income	180	4,200
Total Other Income (Expense)	(29,578)	4,200

Net Loss	$(2,198,965)	$(691,109)

Weighted-average vested common shares outstanding
-Basic and Diluted	3,157,936	1,396,133
Net loss per common share
-Basic and Diluted	$(0.70)	$(0.50)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KEEN HOME, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the years ended December 31, 2015 and 2014

	Series Seed Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficiency)

Balance at January 1, 2014	-	$-	5,339,520	$534	$19,466	$(115,663)	$(95,663)

Common stock issuance	-	-	319,150	32	(32)	-	-
Stock based compensation	-	-	-	-	5,454	-	5,454
Issuance of preferred stock	2,673,225	267	-	-	1,519,733	-	1,520,000
Offering costs	-	-	-	-	(35,000)	-	(35,000)
Conversion of notes payable	224,466	22	-	-	102,088	-	102,110
Net loss	-	-	-	-	-	(691,109)	(691,109)
Balance at December 31, 2014	2,897,691	$289	5,658,670	$566	$1,611,709	$(806,772)	$805,792

Stock based compensation	-	$-	-	$-	$21,796	$-	$21,796
Net loss	-	-	-	-	-	(2,198,965)	(2,198,965)
Balance at December 31, 2015	2,897,691	$289	5,658,670	$566	$1,633,505	$(3,005,737)	$(1,371,377)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KEEN HOME, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities
Net Loss	$(2,198,965)	$(691,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,939	2,501
Stock compensation expense	21,796	5,454
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(342,696)	-
(Increase)/Decrease in inventory	(566,739)	-
(Increase)/Decrease in prepaid expenses	2,870	(3,235)
(Increase)/Decrease in deposits	(53,800)	-
Increase/(Decrease) in accounts payable	356,350	(82)
Increase/(Decrease) in accrued expenses	(3,705)	35,594
Increase/(Decrease) in deferred revenue	430,058	-
Increase/(Decrease) in deferred rent	15,176	-
Increase/(Decrease) in accrued interest payable	26,665	-
Increase/(Decrease) in reserve for returns & allowances	8,133	-
Net Cash Used In Operating Activities	(2,263,918)	(650,877)

Cash Flows From Investing Activities
Purchase of property and equipment	(424,963)	(15,008)
Net Cash Used In Investing Activities	(424,963)	(15,008)

Cash Flows From Financing Activities
Proceeds from issuance of preferred stock	-	1,520,000
Offering costs	-	(35,000)
Proceeds from pending investment received	-	40,000
Repayment of related party loans	-	(31,000)
Issuance of SAFE agreement	28,000	-
Issuance of convertible notes payable	2,160,000	-
Net Cash Provided By Financing Activities	2,188,000	1,494,000

Net Change In Cash	(500,881)	828,115

Cash at Beginning of Period	903,061	74,946
Cash at End of Period	$402,180	$903,061

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities
Conversion of convertible notes payable to preferred stock	$-	$102,110
Conversion of pending investment to convertible notes payable	$40,000	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Keen Home Inc. (the “Company”), is a corporation organized March 15, 2013 under the laws of Delaware. The Company produces and sells smart vent systems and other products directly to consumers and through wholesale distribution channels.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated profits since inception, has sustained net losses of $2,198,965 and $691,109 for the years ended December 31, 2015 and 2014, respectively, and has an accumulated deficit of $3,005,737 and $806,772 as of December 31, 2015 and 2014, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, and/or to obtain additional external capital financing including from a planned financing through a Regulation A offering and issuance of convertible debt. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2015 and 2014, the Company had cash balances in excess of FDIC insured balances of $58,843 and $623,636, respectively.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  Based on these assessments, the Company determined that an allowance for doubtful accounts on its accounts receivable balance as of December 31, 2015 and 2014 was not necessary.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2015 and 2014 consist of products purchased for resale and raw materials. The Company has outsourced the warehousing and fulfillment of its inventory to a third party.

Capital Assets

Property and equipment are recorded at cost. Depreciation recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

The balances at December 31, 2015 and 2014 consist of property and equipment with 3-15 year lives.

Depreciation charges on property and equipment are included in general and administrative expenses and amounted to $40,752 and $2,501 as of December 31, 2015 and 2014, respectively. Capital assets as of December 31, 2015 and 2014 are as follows:

	2015	2014

Computer equipment	$29,182	$15,007
Furniture and fixtures	16,471	-
Tooling & Test Fixtures	388,530	-
	434,183	15,007
Accumulated Depreciation	(43,067)	(2,501)

Property and Equipment, net	$391,116	$12,506

Depreciation Expense	$40,752	$2,501

Software (website and related)	$5,600	$-
Accumulated Amortization	(187)	-

Software, net	$5,413	$-

Amortization Expense	$187	$-

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP. When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Orders that have been placed and paid as of year-end but have not been shipped are recorded to deferred revenue. The Company estimates returns based on its historic results and return policy in place at the sale date, and records an allowance against revenues for this estimate.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

	2015	2014

Series Seed Preferred Stock (convertible to common stock)	2,897,691	2,897,691
Convertible notes *	4,540,764	-
Simple Agreement for Future Equity (SAFE)**	14,171	-
Stock options	782,877	546,708
Total potentially dilutive shares	8,235,503	3,444,399

*: Convertible notes potential shares calculated based on latest preferred stock issuance pricing of $0.57, applied at the 15% discount per the note agreements. See Note 5 for more information.

** SAFE potential shares calculated based 0.0015% of current fully diluted capital. See Note 4 for specific terms applicable to this agreement.

As all potentially dilutive securities are anti-dilutive as of December 31, 2015 and 2014, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 4: STOCKHOLDERS’ EQUITY (DEFICIENCY)

Common Stock

The Company authorized 10,000,000 shares of common stock at $0.0001 par value as of each December 31, 2015 and 2014. As of each December 31, 2015 and 2014, 5,658,670 shares of common stock were issued and outstanding. On May 7, 2014, the Company amended and restated its Articles of Incorporation, which included a 5 to 1 stock split on the outstanding common stock at such date. The effects of this stock split have been retroactively applied in these financial statements.

Certain stock issuances were conducted under terms of restricted stock purchase agreements and are subject to vesting terms of three years contingent upon continuous service with the Company and other terms defined in the agreement, which provide the Company the right to repurchase unvested shares at $0.01 per share. As of December 31, 2015 and 2014, 4,031,158 and 2,284,704 of the issued and outstanding shares had vested.

The Company has reserved 891,099 shares of its common stock pursuant to the 2014 Stock Plan. 782,877 and 546,708 stock options are outstanding as of December 31, 2015 and 2014, respectively.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Preferred Stock

On May 7, 2014, the Company amended its Articles of Incorporation to authorize 3,000,000 shares of $0.0001 par preferred stock, with all 3,000,000 shares designated as “Series Seed Preferred Stock.” As of December 31, 2015 and 2014, 2,897,691 shares of preferred stock were issued and outstanding.

The preferred stockholders have certain dividend preferences over common stockholders, including a $0.0227 non-cumulative dividend right. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections and automatic conversion upon a qualifying IPO or vote of preferred stockholders (each as defined in the Articles of Incorporation). The preferred stockholders are entitled to a liquidation preference over common stockholders at the preferred stock purchase price ($0.57) per share, providing a total liquidation preference of $1,651,684 as of each December 31, 2015 and 2014.

The Company issued its Series Seed Preferred Stock during 2014 resulting in the issuance of 2,673,225 shares of preferred stock at an issuance price of $0.57 per share. These issuances provided proceeds of $1,520,000 for the year ended December 31, 2014. As discussed in Note 5, convertible notes payable were converted to preferred stock in 2014, resulting in the issuance of 224,466 shares of preferred stock, relieving principal and accrued interest of $102,110 on the convertible notes payable.

SAFE Agreements

During the year ended December 31, 2015, the Company entered into a SAFE agreement (Simple Agreement for Future Equity) with a third party in exchange for professional services valued at $28,000. The SAFE agreement has no maturity data and bears no interest. The agreement provides the third party rights to future equity in the Company under the terms of the agreement. The SAFE agreement becomes convertible into shares of the Company’s preferred stock upon a qualified equity financing, as defined in the agreement as an equity financing with total proceeds in excess of $250,000, excluding all subsequent convertible securities, up until the expiration date, into the number of shares to provide a 0.15% interest on the fully diluted capitalization of the Company at the time of issuance of the next qualifying equity financing after giving effect to such issuance.

If there is a liquidity event the third party, at its option, will either receive a cash payment equal to the remaining unpaid purchase amount divided by the liquidity price, or automatically receive from the Company the number of shares of common stock equal to the purchase amount divided by the fair market value of the common stock at the time of the liquidity event.

As of December 31, 2015, the SAFE agreement had not yet converted as a qualified financing had not yet occurred. The SAFE agreement is recorded as a liability until conversion occurs.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

NOTE 5:  LONG-TERM DEBT

Convertible Notes Payable – 2013 Issuances

The Company issued a convertible promissory note of $100,000 at 5% interest in December 2013 with a maturity date of December 2015. The promissory note converted in 2014, along with accrued interest of $2,110, into 224,466 shares of Series Seed Preferred Stock. The trigger for the conversion was a financing event in excess of $250,000 at a 20% discount.

Convertible Notes Payable – 2015 Issuances

Between July and December 2015, the Company issued fourteen convertible promissory notes of varying amounts, subject to automatic conversion upon a qualified equity financing in excess of $3,000,000 and optional conversion upon maturity at a conversion price of $0.57 per share, as defined in the note agreements. The notes’ conversion rate includes a 15% discount to the lowest price in the qualified or non-qualified equity financing round, or at the quotient obtained by dividing the valuation cap of $14,000,000 by the fully-diluted capital at the date of the conversion if the valuation at the qualified equity financing exceeds the valuation cap. The conversion provisions provide that the notes are convertible into the number of preferred stock obtained by dividing the outstanding principal by the undiscounted conversion price plus the number of common stock obtained by dividing the outstanding principal by the discounted conversion price minus the number of preferred stock converted shares. The notes also contain a provision providing that if and upon an acquisition transaction the notes are repayable at either 1.5 times the then outstanding principal and interest or are convertible into the number of shares derived from the price per share implied by a $14,000,000 valuation on the fully diluted capitalization of the Company. The total principal of these issuances amounted to $2,200,000. Interest is accrued on the notes at 4% until maturity and amounted to $26,665 as of December 31, 2015. Accrued interest is convertible on these notes. The notes have a 12 month term and each expires in 2016, when all principal and accrued interest comes due.

Company determined that these notes contained a beneficial conversion feature contingent upon a future event due to the discounted conversion provision of the automatic conversion feature. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the 15% conversion discount, which will be recognized if and upon conversion resolving the contingency.

As of December 31, 2015, none of the convertible notes payable had been converted and all remained outstanding in their full principal amount.

NOTE 6:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, research and development credits, and for net operating loss carryforwards.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

	2015	2014

Deferred tax assets:
Share-based compensation expense	$9,265	$1,854
Tax Credit for Increasing Research	19,552
Net operating loss carryforward	1,009,297	282,650
Long-term deferred tax liabilities:
Property and equipment	(9,191)	595

Net deferred tax assets and liabilities:	$1,028,923	$285,099
Valuation Allowance	(1,028,923)	(285,099)
Net deferred tax asset	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the years ended December 31, 2015 and 2014, cumulative losses through December 31, 2015, and no history of generating taxable income. Therefore, valuation allowances of $1,028,923 and $285,099 were recorded for the years ended December 31, 2015 and 2014, respectively. Accordingly, no provision for income taxes has been recognized for the years ended December 31, 2015, and 2014.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2015, and 2014, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $2,968,520 and $831,324, which may be carried forward and will expire if not used between 2034 and 2036 in varying amounts. Such amounts have been fully reserved in the valuation allowance discussed above.

NOTE 7: SHARE-BASED PAYMENTS

Stock Plan

The Company has adopted the 2014 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. Under the Plan, the number of shares available to be granted was 891,099 shares as of December 31, 2015 and 2014. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 108,222 and 344,391 as of December 31, 2015 and 2014, respectively.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Vesting generally occurs over a period of immediately to three years. A summary of information related to stock options for the years ended December 31, 2015 and 2014 is as follows:

	December 31, 2015		December 31, 2014
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	546,708	$0.16	-	$-
Granted	236,169	$0.16	546,708	$0.16
Exercised	-	$-	-	$-
Forfeited	-	$-	-	$-
Outstanding - end of year	782,877	$0.16	546,708	$-

Exercisable at end of year	266,434	$0.16	-	$-

Weighted average grant date fair value of options granted during year	$0.09		$0.09

Weighted average duration to expiration of outstanding options at year-end (years)	9		10

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2015 and 2014 are as follows:

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

	2015	2014

Risk Free Interest Rate	1.50%	1.60%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	67.00%	67.00%
Expected Life (years)	5.00	5.00
Fair Value per Stock Option	$0.09	$0.09

Stock-based compensation expense of $21,796 and $5,454 was recognized under FASB ASC 718 for the years ended December 31, 2015 and 2014, respectively. Total unrecognized compensation cost related to stock option awards amounted to $43,209 and $43,750 for the years December 31, 2015 and 2014, respectively, and will be recognized over a weighted average period of 22 and 31 months, respectively.

NOTE 8: LEASE OBLIGATIONS

Effective August 2015, the Company entered into a sub-lease agreement for office space. The lease term commenced August 1, 2015 and expires after 60 months, on July 31, 2020. Monthly lease obligations under the agreement are base rent starting at $9,700 per month plus operating costs estimated at $650, but subject to actual expenses. The base rent is contractually escalated to $9,991 per month beginning August 1, 2016, to $10,902 per month beginning August 1, 2017, to $11,229 per month beginning August 1, 2018, and to $11,566 per month beginning August 1, 2019. A $38,799 deposit was paid at the commencement of the lease. The lease agreement provides for a four month rent credit for months August and September of 2015, and August and September of 2016, where a total of $19,690 of rent was credited by the lessor to the Company for these months. In the event of a default on the lease terms, this credit is contractually payable back to the lessor in the full amount.

The following are the minimum future lease obligations on the Company’s lease agreements:

December 31,	Lease Obligations
2015	$48,500
2016	$107,864
2017	$124,449
2018	$132,464
2019	$136,438
2020	$80,964

NOTE 9: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) –Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

In April 2015, the FASB issued ASU No. 2015-05 on "Intangibles-Goodwill and Other-Internal-Use Software." The pronouncement provides criteria for customers in a cloud computing arrangement to use to determine whether the arrangement includes a license of software. The criteria are based on existing guidance for cloud service providers. It is effective for reporting periods beginning after December 15, 2015. Management is assessing the impact of this pronouncement on our financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” which requires entities to compare the cost of inventory to only one measure, its net realizable value, and not the three measures required by Topic 330. This ASU is effective for fiscal reporting periods beginning after December 15, 2016, but earlier application is permitted. The Company has elected to early adopt the ASU and has applied the provisions of the ASU to the financial statements for the years ended December 31, 2015 and 2014.

See accompanying Independent Auditor’s Report

KEEN HOME, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2015 and 2014 and for the years then ended

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11: SUBSEQUENT EVENTS

Convertible Notes

During 2016, the Company has issued $610,000 of convertible promissory notes under similar terms to the 2015 convertible note issuances discussed in Note 5.

Management’s Evaluation

Management has evaluated subsequent events through November 10, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

Keen Home Inc.

A Delaware Corporation

Financial Statements

As of June 30, 2016 and For the Six Months

Ended June 30, 2016 and 2015

KEEN HOME INC.

KEEN HOME, INC.

BALANCE SHEETS

As of June 30, 2016

	June 30th, 2016	June 30th, 2015

ASSETS
Current Assets:
Cash and cash equivalents	$99,215	$288,271
Inventories	26,923	274,013
Prepaid expenses	3,728	1,096
Total Current Assets	129,866	563,380

Non-Current Assets:
Property and equipment, net	366,295	136,538
Deposits	48,800	15,000
Total Non-Current Assets	415,095	151,538

TOTAL ASSETS	$544,961	$714,918

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
Current Liabilities:
Accounts payable	$295,552	$37,749
Accrued expenses	23,834	8,851
Accrued interest on notes payable	70,977
Deferred revenue		308,427
Accrued rent payable	1,052
Reserve for returns and allowances	8,133
SAFE agreement liability	28,000
Pending Investment		40,000
Line of credit	31,405
Convertible notes payable	2,560,000	300,000

Total Liabilities	3,018,953	695,027

Stockholders' Deficit:
Preferred Stock, $0.0001 par, 3,000,000 shares authorized,
2,897,691 shares issued and outstanding,
1,651,684 liquidation preference as of June 30, 2016.	289	$289
Common Stock, $0.0001 par, 10,000,000 shares authorized, 5,658,670 shares issued and outstanding 4,904,384 vested as of June 30, 2016.	566	566
Additional paid-in capital	1,644,893	1,622,943
Accumulated deficit	(4,119,740)	(1,603,907)
Total Stockholders' Deficit	(2,473,992)	19,891

TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT	$544,961	$714,918

KEEN HOME, INC.

STATEMENTS OF OPERATIONS

For the half-year ended June 30, 2016

	Six Months Ended
	June 30th, 2016	June 30th, 2015

Revenues, net	$839,912
Grant Income		$100,000
Other Non-Operating Income		180
Cost of revenues	708,285	-
Gross Profit	131,627	100,180

Operating Expenses:
Compensation & benefits	616,045	420,621
General & administrative	167,444	240,023
Sales & marketing	321,949	192,045
Professional fees	95,883	44,626
Total Operating Expenses	1,201,321	897,315

Loss from operations	(1,069,694)	(797,135)

Other Income (Expense):
Interest expense	(44,312)
Interest income	4	-
Total Other Expense	(44,309)	-

Net Loss	$(1,114,003)	$(797,135)

Weighted-average vested common shares outstanding
-Basic and Diluted	4,467,771	2,721,317
Net loss per common share
-Basic and Diluted	(0.25)	(0.29)

KEEN HOME, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the half-year ended June 30, 2016

	Series Seed Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficiency)

Balance as of January 1, 2016	2,897,691	$289	5,658,670	$566	$1,633,504	$(3,005,737)	$(1,371,378)
							-
Stock based compensation	-	$-	-	-	11,389	-	11,389
Net loss	-	-	-	-	-	(1,114,003)	(1,114,003)
Balance as of June 30, 2016	2,897,691	$289	5,658,670	$566	$1,644,893	$(4,119,740)	$(2,473,992)

KEEN HOME, INC.

STATEMENTS OF CASH FLOWS

For the half-year ended June 30, 2016

	Six Months Ended

	June 30, 2016	June 30, 2015
Cash Flows From Operating Activities
Net Loss	$(1,114,003)	$(797,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,251	2,501
Stock compensation expense	11,389	11,234
Interest Expense	44,312
Changes in operating assets and liabilities:
(Increase)/Decrease in Accounts Receivable	$338,662
(Increase) in inventory	543,851	(274,013)
Increase/(Decrease) in prepaid expenses	(3,363)	2,139
(Increase) in deposits	5,000	(15,000)
Increase (Decrease) in accounts payable	(101,989)	11,735
(Decrease) Increase in accrued expenses	(4,833)	(23,520)
Increase in deferred revenue	(444,682)	293,801
Increase in deferred rent	1,052
Net Cash Used In Operating Activities	(686,353)	(788,257)

Cash Flows From Investing Activities
Purchase of property and equipment	(8,017)	(126,533)
Net Cash Used In Investing Activities	(8,017)	(126,533)

Cash Flows From Financing Activities

Increase in Line of Credit	31,405
Issuance of convertible notes payable	360,000	300,000
Net Cash Provided By Financing Activities	391,405	300,000

Net Change In Cash	(302,965)	(614,790)

Cash at Beginning of Period	402,180	903,061
Cash at End of Period	$99,215	$288,271

NOTE 1: NATURE OF OPERATIONS

Keen Home Inc. (the “Company”), is a corporation organized March 15, 2013 under the laws of the State of Delaware. The Company produces and sells intelligent, automated vent systems and other products through the online and wholesale distribution channels.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“US GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated significant profits since inception, sustained net losses totaling $1,114,003 for the six month periods ended June 30, 2016, and had an accumulated deficit totaling $4,119,740 as of June 30, 2016. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, and/or to obtain additional external capital financing. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has elected to adopt early application of the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Interim Financial Information

The accompanying unaudited financial statements and footnotes have been prepared in accordance with US GAAP applicable to interim financial information. The results of the Company’s operations for the six month ended June 30, 2016 are not necessarily indicative of the results for the full year ending December 31, 2016 or the results for any future periods. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes to the financial statements as of December 31, 2015 and 2014 and for the years then ended, which appear elsewhere in this prospectus.

Management believes that all necessary adjustments required to fairly present the unaudited financial information as of June 30, 2016 have been included.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2016, the Company had no cash balances in excess of FDIC insured balances.

Accounts Receivable

Accounts receivable are carried at original invoice amount. The Company assesses its receivables for collectability based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts that may be considered to be at risk.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for uncollectible accounts receivable.  Based on these assessments, management determined that an allowance for uncollectible accounts receivable was not significant as of June 30, 2016.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. Inventory consists of products purchased for resale and raw materials. Management determined that an allowance for obsolete inventory was not significant as of June 30, 2016.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the assets’ estimated useful lives using the straight-line method. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Estimated useful lives are as follows:

Computer Equipment and Software	3 years
Furniture and Fixtures	5 years
Tooling & Test Fixtures	15 years

Expenditures for routine maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property and equipment are reflected in operations.

Convertible Instruments

US GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable US GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable US GAAP. When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are accreted over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Deferred revenue is recognized for orders where cash has been received but product has not been shipped. The Company estimates an allowance for sales returns based on historical experience. The allowance for sales returns totaled $68,519.50 for the six month period ended June 30, 2016. Revenues are net of returns and exclude sales tax.

Operating Leases

The Company leases its facility under an operating lease. The lease includes provisions that require escalating rental payments. The Company records the total rent payable during the lease term on a straight-line basis over the term of the lease. The Company records the difference between rent paid in cash and the amount calculated as accrued rent payable.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising expense for the six months ended June 30, 2016 and 2015 totaled $102,679 and $105,512, respectively.

Shipping Costs

The Company expenses freight-out in operating expenses as they are incurred. Outbound freight expense for the six months ended June 30, 2016 and 2015 totaled $200,559 and $7,298, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  Management assesses income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  For tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.

Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

June 30, 2016
Series Seed Preferred Stock (Convertible to Common Stock)	2,897,691
Convertible Notes*	5,283,798
Simple Agreement for future Equity **	14,171
Stock Options	674,231

*: Convertible notes potential shares calculated based on latest preferred stock issuance pricing of $0.57, applied at the 15% discount per the note agreements. See Note 5 for more information.

** SAFE potential shares calculated based 0.0015% of current fully diluted capital. See Note 4 for specific terms applicable to this agreement.

As all potentially dilutive securities are anti-dilutive as of June 30, 2016, diluted net loss per share is the same as basic net loss per share for each of the periods presented.

Subsequent Events

Management has evaluated subsequent events through October 11, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2016:

Computer Equipment and Software	$34,783
Furniture and Fixtures	16,471
Tooling & Test Fixtures	396,547
447,801
Less: Accumulated Depreciation and Amortization	(81,506)
$366,295

Depreciation charges on property and equipment are included in general and administrative expenses and totaled $38,064 for the six months ended June 30, 2016.

NOTE 5:  LINE OF CREDIT

The Company has a revolving line of credit agreement with a bank, which allows the Company to borrow up to a maximum of $1,000,000, maturing June 24, 2018, subject to certain restrictions and is secured by all of the assets of the Company. Interest on the line of credit is due monthly at 4.00% minus 0.25% (4.00% as of June 30, 2016). Outstanding balances on the line of credit totaled $31,405 as of June 30, 2016. The line of credit requires the Company to meet certain financial and other covenants. As of June 30, 2016, management believes that the Company was in compliance with all required covenants.

NOTE 6:  CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable – 2013 Issuances

The Company issued a convertible promissory note of $100,000 at 5% interest in December 2013 with a maturity date of December 2015. The promissory note converted in 2014, along with accrued interest of $2,110, into 224,466 shares of Series Seed Preferred Stock. The trigger for the conversion was a financing event in excess of $250,000 at a 20% discount.

Convertible Notes Payable – 2015 Issuances

Between July and December 2015, the Company issued fourteen convertible promissory notes of varying amounts to individuals, subject to automatic conversion upon a qualified equity financing in excess of $3,000,000 and optional conversion upon maturity at a conversion price of $0.57 per share, as defined in the note agreements. The notes’ conversion rate includes a 15% discount to the lowest price in the qualified or non-qualified equity financing round, or at the quotient obtained by dividing the valuation cap of $14,000,000 by the fully-diluted capital at the date of the conversion if the valuation at the qualified equity financing exceeds the valuation cap. The conversion provisions provide that the notes are convertible into the number of preferred stock obtained by dividing the outstanding principal by the undiscounted conversion price plus the number of common stock obtained by dividing the outstanding principal by the discounted conversion price minus the number of preferred stock converted shares. The notes also contain a provision providing that if and upon an acquisition transaction the notes are repayable at either 1.5 times the then outstanding principal and interest or are convertible into the number of shares derived from the price per share implied by a $14,000,000 valuation on the fully diluted capitalization of the Company. The total principal of these issuances amounted to $2,560,000. Interest is accrued on the notes at 4% until maturity and amounted to $26,665 as of December 31, 2015. Accrued interest is convertible on these notes. The notes have a 12 month term and each expires in 2016, when all principal and accrued interest comes due.

Management determined that convertible notes payable contain a beneficial conversion feature which is contingent upon a future event, due to the discounted conversion provision of the automatic conversion feature. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the 15% conversion discount, which will be recognized if and upon conversion resolving the contingency.

NOTE 7: STOCKHOLDERS’ EQUITY (DEFICIENCY)

Common Stock

The Company authorized 10,000,000 shares of common stock at $0.0001 par value as of June 30, 2016. As of June 30, 2016, 5,658,670 shares of common stock were issued and outstanding.

Certain stock issuances were conducted under terms of restricted stock purchase agreements and are subject to vesting terms of three years contingent upon continuous service with the Company and other terms defined in the agreement, which provide the Company the right to repurchase unvested shares at $0.01 per share. As of June 30, 2016, 4,031,158 of the issued and outstanding shares had vested.

The Company has reserved 891,099 shares of its common stock pursuant to the 2014 Stock Plan. 674,231 stock options are outstanding as of June 30, 2016.

Preferred Stock

On May 7, 2014, the Company amended its Articles of Incorporation to authorize 3,000,000 shares of $0.0001 par preferred stock, with all 3,000,000 shares designated as “Series Seed Preferred Stock.” As of June 30, 2016, 2,897,691 shares of preferred stock were issued and outstanding.

The preferred stockholders have certain dividend preferences over common stockholders, including a $0.0227 non-cumulative dividend right. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections and automatic conversion upon a qualifying IPO or vote of preferred stockholders (each as defined in the Articles of Incorporation). The preferred stockholders are entitled to a liquidation preference over common stockholders at the preferred stock purchase price ($0.57) per share, providing a total liquidation preference of $1,651,684 as of June 30, 2016.

SAFE Agreements

During the year ended December 31, 2015, the Company entered into a SAFE agreement (Simple Agreement for Future Equity) with a third party in exchange for professional services valued at $28,000. The SAFE agreement has no maturity data and bears no interest. The agreement provides the third party rights to future equity in the Company under the terms of the agreement. The SAFE agreement becomes convertible into shares of the Company’s preferred stock upon a qualified equity financing, as defined in the agreement as an equity financing with total proceeds in excess of $250,000, excluding all subsequent convertible securities, up until the expiration date, into the number of shares to provide a 0.15% interest on the fully diluted capitalization of the Company at the time of issuance of the next qualifying equity financing after giving effect to such issuance.

If there is a liquidity event the third party, at its option, will either receive a cash payment equal to the remaining unpaid purchase amount divided by the liquidity price, or automatically receive from the Company the number of shares of common stock equal to the purchase amount divided by the fair market value of the common stock at the time of the liquidity event.

As of June 30, 2016, the SAFE agreement had not yet converted as a qualified financing had not yet occurred. The SAFE agreement is recorded as a liability until conversion occurs.

As of December 31, 2015, none of the convertible notes payable had been converted and all remained outstanding in their full principal amount.

NOTE 8:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, research and development credits, and for net operating loss carryforwards. Deferred tax numbers are from December 31, 2015 and have not been updated for interim activity as the Company is in a full valuation allowance position.

June 30, 2016
Deferred Tax Asset
Share Based Compensation Expense	9,265.00
Research Tax Credit	19,552.00
Net Operating Loss Carryforward	957,123.00
Long Term Deferred Tax Liabilities
Property and Equipment	(9,191.00)
Net Deferred Tax Assets and Liabilities	976,749.00
Valuation Allowance	(976,749.00)
Net Deferred Tax Asset	-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to net operating losses for the six months ended June 30, 2016, cumulative losses since the Company’s inception, and no history of taxable income from operations. Valuation allowances totaling $976,749 and $285,099 were recorded for the six months ended June 30, 2016 and 2015, respectively. Accordingly, no provision for income taxes has been recognized for the six months ended June 30, 2016 and 2015.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of June 30, 2016, net operating loss carryforwards available to offset future taxable income totaled $2,815,066. Net operating loss carryforwards expire, if not used, between 2034 and 2036.

NOTE 9: SHARE-BASED PAYMENTS

Stock Plan

The Company established a 2014 Stock Plan (the “Plan”) for which 891,099 common shares were reserved for issuance to employees, non-employee directors, and non-employee consultants. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant, vest immediately or over a period of three years, and generally have a term of ten years. Unvested unites are forfeited upon termination. Shares available for grant under the Plan totaled 216,868 as of June 30, 2016.

The Company classifies stock options as equity instruments and recognizes the expense related to options ratably over their respective vesting periods. Share-based compensation for the six months ended June 30, 2016 and 2015 totaled $11,389 and $11,233.94, respectively. As of June 30, 2016, estimated compensation expense not yet recognized for nonvested common stock options totaled $31,820 and is expected to be recognized over a weighted average period of approximately 2 years.

The following summarizes the Company’s commons stock option activity for the six months ended June 30, 2016:

	Options	Weighted Average Exercise Price

Outstanding, as of January 1, 2016	782,877	$0.16
Granted	-	$0.16
Exercised	-	$-
Forfeited	(108,646)	$0.16
Outstanding, as of June 30, 2016	674,231	$0.16

Exercisable, as of June 30, 2016	421,717	$0.16

Weighted average grant date fair value of options granted during year	N/A

Weighted average duration to expiration of outstanding options, as of June 30, 2016	8.50

Compensation expense was determined from the estimates of fair values of common stock granted using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

The following summarizes significant assumptions used in applying the Black-Scholes option pricing model for options granted during the six months ended June 30, 2016:

Risk Free Interest Rate	1.50%
Expected Dividend Yield	0.00%
Expected Volatility	67.00%
Expected Life (years)	5.00
Fair Value per Stock Option	$0.09

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

NOTE 10: LEASE OBLIGATIONS

Effective August 2015, the Company leases its facility under a noncancelable operating lease. Monthly lease payments are required under the agreement at $9,700, plus operating costs which are estimated at $650. Monthly lease payments escalate over the term of the lease which expires in August 2020. The Company paid a lease deposit totaling $38,799 at the commencement of the lease.

The future minimum lease payments for operating leases as of June 30, 2016 are approximately as follows:

Six Months Ended June 30:

2017	$116,157
2018	128,457
2019	134,451
2020	137,617
2021	11,556

$528,238

NOTE 11: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

PART III

INDEX TO EXHIBITS

1. Issuer agreement with SI Securities, LLC*

2.1 Amended and Restated Certificate of Incorporation*

2.2 Bylaws

3. RMR Series Seed Investor Rights Agreement

4. Form of Subscription Agreement*

6.1 2014 Stock Option Plan

6.2 Stock Restriction Agreement (N. Hussain)

6.3 Stock Restriction Agreement (R. Fant)

6.4 Ryder Industries Manufacturing Agreement

6.5 Consulting Services and Development Agreement with Lowe’s Home Centers, LLC.

11. Consent of Auditing Accountant, Artesian, CPA, LLC

12. Attorney opinion on legality of the offering*

13. “Test the waters” materials*

*To be filed by Amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2016.

Keen Home Inc.

/s/ Nayeem Hussain

By Nayeem Hussain as Chief Executive Officer of Keen Home Inc.

Date: November 10, 2016

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Nayeem Hussain

By Nayeem Hussain as Chief Executive Officer and Director of Keen Home Inc.

Date: November 10, 2016

/s/ Ryan Fant

By Ryan Fant as Principal Financial Officer, Principal Accounting Officer, and Director of Keen Home Inc.

Date: November 10, 2016